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                                                                     EXHIBIT 4.3
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                                    THE PLAN

         The text of the Plan consists of the following questions and answers:

PURPOSE
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1.       What is the purpose of the Plan?

         The purpose of the Plan is to provide stockholders with a convenient and simple method of investing in additional shares of Common Stock without fees of any kind. The shares acquired under the Plan will be purchased by the Agent (as hereinafter defined) either from the Corporation, in the market or from private sources. To the extent shares are sold by the Corporation, the Plan will provide additional funds to the Corporation. The Corporation intends to add the proceeds of such sales to the general funds of the Corporation for general corporate purposes.

ADVANTAGES
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2.       What are the advantages of the Plan?

         A participant in the Plan may have cash dividends on all or less than all shares of Common Stock automatically reinvested, or may invest in additional shares of Common Stock by making optional cash purchases ("optional payments") of a minimum of $10 per payment and up to $10,000 per calendar quarter. Participants in the Plan pay no brokerage fee or service charge in connection with purchases under the Plan. Funds are fully invested through the purchase of fractions of shares, as well as full shares, and proportionate cash dividends on fractions of shares will be used to purchase additional shares. Participants may avoid the necessity of safekeeping their certificates for shares credited to their accounts by leaving the shares with the Agent. A statement of account will be provided to you after each quarterly investment and each optional cash investment.

ADMINISTRATION
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3.       Who will administer the Plan?

         American Stock Transfer & Trust Company (the "Agent"), will administer the Plan, keep records, send statements of account activity to participants and perform other duties related to the Plan. Certificates for shares purchased under the Plan will be held in safekeeping by the Agent in the Agent's name or in the Agent's nominee's name unless a participant requests delivery of certificates for some or all of his or her shares. Participants may contact the Agent by writing to American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005, Attention: Dividend Reinvestment, or by telephoning the Agent at 1-800-278-4353.

PARTICIPATION
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4.       Who is eligible to participate?

         You are an eligible holder of Common Stock ("Eligible Stockholder") and may therefore participate in the Plan if you qualify as either one of the following: (a) you are a stockholder whose shares of Common Stock are registered on the stock transfer books of the Corporation in your name (a "Registered Owner") or (b) you are a stockholder who has beneficial ownership of shares of Common Stock (a "Beneficial Owner") that are registered in a name other than your own, such as in the name of a broker, a bank nominee or trustee. While a Registered Owner may participate in the Plan directly, a


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Beneficial Owner must either become a Registered Owner, by having such shares transferred into his or her own name, or must make arrangements with his or her broker, bank nominee or trustee to participate in the Plan on his or her behalf.

         Your right to participate in the Plan is not transferable apart from a transfer of your underlying Common Stock to another person.

         You or, if appropriate, your broker, bank nominee or trustee must supply the Agent with your valid social security number or taxpayer identification number in order to be eligible to participate.

5. How does an Eligible Stockholder participate and when is participation effective?

         A holder of record may join the Plan at any time by signing the Authorization Card which accompanies this Prospectus and returning it to the Agent. An additional Authorization Card may be obtained at any time by written request to the Agent. A shareholder electing to join the Plan may participate with respect to any number of shares owned of record.

         Reinvestment of dividends commences with the first dividend paid after such stockholder joins the Plan, provided that an Authorization Card is received from such stockholder by the Agent before the record date for such dividend. Participation will begin with the next relevant Investment Date (see answer to Question 8 below) following receipt by the Agent of the Authorization Card for optional payments.

6.       When and in what amounts may optional payments be made?

         A participant may at any time make optional payments of a minimum of $10 per payment and up to a maximum of $10,000 per calendar quarter. Since no interest is paid, participants may wish to send optional payments so as to reach the Agent shortly before an Investment Date for optional payments (see answer to Question 8 below). A participant may make an optional payment upon joining the Plan by enclosing a check or money order (payable in United States dollars to "American Stock Transfer & Trust Company, Agent") with the Authorization Card. Thereafter, optional payments may be made by such a participant through the use of a cash payment form which will be attached to each statement of account.

PURCHASES AND PRICE OF SHARES
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7.       How will the price of shares purchased under the Plan be determined?

         The Agent will purchase the shares from the Corporation to the extent the Corporation makes shares available. The Agent will purchase any other shares required for the Plan in the market or from private sources. The price of shares purchased from the Corporation will be the average of the high and low sales prices of the Common Stock on the relevant Investment Date as reported on the New York Stock Exchange consolidated tape. The price of shares purchased in the market or from private sources will be the average cost of all shares so purchased with respect to the relevant Investment Date (see answers to Questions 8 and 9 below).

8.       When is the Investment Date?

         In any calendar month in which a cash dividend is payable, the Investment Date will be the dividend payment date if a business day; if not a business day, the Investment Date will be the next succeeding business day.

         In all other calendar months, the Investment Date will be the tenth day of that month if a business day; if not a business day, the Investment Date will be the next succeeding business day. The first Investment Date will be May 10, 1995.

         No shares will be purchased with optional payments in the thirty (30) day period preceding any dividend payment date until the Common Stock is traded ex-dividend.


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9.       How many shares will be purchased for participants?

         The number of shares to be purchased for a participant will depend on the amount of the participant's dividend or optional payment or both and the price of the shares. Each participant's account will be credited with the number of shares, including fractions to three decimal places, equal to the total of a participant's funds available for investment, divided by the purchase price described in the answer to Question 7 above.

10.      When will the shares be purchased?

         Shares acquired from the Corporation will be purchased for the accounts of the participants as of the close of business on the relevant Investment Date. Shares acquired in the market or from private sources will be purchased promptly by the Agent and in no event later than thirty days after a relevant Investment Date. Except where necessary under any applicable federal securities law, these purchases may be made on any securities exchange where such shares are traded, in the over-the-counter market or by negotiated transactions, and are subject to such terms and conditions, including price and delivery, to which the Agent may agree. Dividends and voting rights will commence upon settlement, which will normally be three business days after the purchase, whether from the Corporation or any other source. For the purpose of making purchases, the Agent will commingle each participant's funds with those of all other participants.

REPORTS TO PARTICIPANTS
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11.      What kind of reports will be sent to participants in the Plan?

         After each purchase, each participant will receive a statement of cumulative investments for the year, including share price for tax purposes. In addition, each participant will receive, from time to time, copies of all communications sent to every other stockholder.

CERTIFICATES FOR SHARES
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12.      Will certificates be issued for shares purchased?

         Certificates for shares purchased under the Plan will be held in safekeeping by the Agent in its name or the Agent's nominee's name. The number of shares (including fractional interests) held for each participant will be shown on each statement of account. No fractional share certificates will be issued. Certificates for any number of whole shares credited to any account will be delivered to a participant upon written request to the Agent. Any remaining full or fractional shares will continue to be credited to the account.

WITHDRAWALS
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13.      How does a participant withdraw from the Plan and how are shares distributed upon withdrawal?

         A participant may withdraw from the Plan at any time by written notice to the Agent. Upon withdrawal from the Plan, certificates for whole shares held for a participant will be sent to the participant with a cash payment for any fraction of a share being held. Fractions of shares will be valued at the closing market price of the Common Stock as reported on the New York Stock Exchange consolidated tape on the date the withdrawal is effective, less any applicable stock transfer tax.

14.      When does a withdrawal from the Plan become effective?

         Withdrawal is normally effective when notice is received by the Agent. However, if the notice of withdrawal is received after a dividend record date and before the related dividend payment date, the withdrawal will be effective after that dividend payment date. The dividend paid on that date and any optional payment will be invested under the Plan. The


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withdrawal will be processed after the participant's account has been credited with the shares purchased. When a participant withdraws from the Plan, or upon termination of the Plan by the Corporation, certificates for whole shares credited to the participant's account under the Plan will be issued to the participant and a cash payment will be made for any fraction of a share based on the valuation as described in the answer to Question 13 above.

15.      May a participant request return of an optional payment?

         Any optional payment not already invested will be refunded upon the participant's written request received by the Agent at least 48 hours prior to the relevant Investment Date.

RESALE RESTRICTIONS
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16.      Are employees restricted in any way from reselling Common Stock acquired under the Plan?

         Some employees are so restricted. Employees who are "affiliates" of the Corporation, as that term is defined in Rule 405 promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), may not publicly re-offer shares acquired under the Plan except pursuant to Rule 144 of the Securities Act or pursuant to an effective registration statement. Rule 405 defines an "affiliate" as a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or under common control with the Corporation. Directors and certain officers of the Corporation may be "affiliates" of the Corporation under this definition. The Corporation has no present intention of filing a registration statement which would permit the Corporation's "affiliates" to re-offer Common Stock acquired under the Plan other than pursuant to Rule 144 of the Securities Act.

         Provided that employees who are not affiliates of the Corporation comply with all relevant federal and state securities laws and regulations, they are free to sell, at any time, the Common Stock acquired under the Plan.

         Directors and certain executive officers of the Corporation participating in the Plan are subject to the reporting obligations of Section 16(a) and the short-swing profit recovery provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), with respect to purchases of Common Stock made under the Plan with optional cash payments. While such directors and officers are not subject to the short-swing profit recovery provisions of Section 16(b) of the Exchange Act with respect to purchases of Common Stock made under the Plan with reinvested dividends, such purchases must be disclosed on annual reports filed pursuant to Section 16(a) of the Exchange Act.

LIMITATIONS ON PARTICIPATION
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17.      Are there limitations on participation in the Plan other than those described above?

         The Corporation reserves the right to limit participation in the Plan for any reason, even if a stockholder is otherwise eligible to participate. Some stockholders may be residents of jurisdictions in which the Corporation determines that it may not legally or economically offer its shares under the Plan, and accordingly residents of such jurisdictions may be precluded from participating in the Plan. The Corporation has no present plans to limit participation in the Plan by any stockholder of record for reasons other than those set forth above, but it reserves such right in the event that it determines in its sole discretion that such limitation may be in the best interests of the Corporation.

TAX CONSEQUENCES
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18.      What are the federal income tax consequences of participation in the
Plan?

         The amount of cash dividends paid by the Corporation must be included in income even though reinvested under the Plan. The cost basis for federal income tax purposes of any shares acquired through the Plan will be the price at which the shares are purchased by the Agent for the account of the participant. That is, (a) for shares purchased from the Corporation, the average of the high and low sales prices for the shares on the relevant Investment Date as reported on the


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New York Stock Exchange consolidated tape, or (b) for shares purchased in the market or from private sources, the average cost of all shares so purchased with respect to the relevant Investment Date. In connection with market purchases, brokerage commissions paid by the Corporation on a participant's behalf are to be treated as distributions subject to income tax in the same manner as dividends, and such amounts will be included in the cost basis of shares purchased. The information return sent to participants and the IRS at year-end will show such amounts paid on behalf of participants.

         A participant will realize gain or loss when shares are sold or exchanged after withdrawal from, or termination of, the Plan and, in the case of a fractional share, when the participant receives a cash payment for a fraction of a share credited to his or her account. The amount of such gain or loss will be the difference between the amount that the participant receives for the shares or fraction of a share and the tax basis therein. Gain will be long term if the participant's holding period for the shares exceeds one year. The holding period for shares acquired pursuant to the Plan will begin on the day following the Investment Date.

         The Corporation believes the foregoing is an accurate summary of the tax consequences of participation in the Plan as of the date of this Prospectus, but participants should consult with their own advisers for advice applicable to their particular situations.

SALE OF PLAN SHARES
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19.      When and how may a participant sell shares held in this Plan?

         Any participant, including a participant who is withdrawing from the Plan, may sell some or all of his or her shares in the Plan in the market through the participant's broker. If a participant elects to sell through a broker, he or she must first request the Agent to send the participant a certificate or certificates representing the requested number of shares in the Plan credited to the participant's account. As soon as practicable after receipt of such request, the Agent will issue a certificate or certificates representing such number of shares to the participant in his or her name as it appears in the participant's Plan account, unless other instructions are provided in writing.

         A participant who wishes to sell some or all of his or her shares in the Plan should be aware of the risk that the price of the Common Stock may decrease between the time that the participant determines to sell shares in the Plan and the time that the sale is completed. This risk is borne solely by the participant.

MISCELLANEOUS
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20.      What happens if a participant sells or transfers all the shares held of record in the participant's name?

         A participant may continue to reinvest cash dividends on shares held under the Plan even though all shares held of record in the participant's name have been sold or transferred.

21. What happens if the Corporation declares a stock split, stock dividend or makes a rights offering?

         Any stock dividends or split shares distributed by the Corporation on shares credited to a participant's Plan account will be added to the account. Stock dividends or split shares distributed on shares registered in a participant's name will be mailed directly to the participant in the same manner as to shareholders who are not participating in the Plan.

         In the event of a rights offering, the participant will receive rights based upon the total number of whole shares owned (that is, the total number of shares registered in the participant's name and the total number of whole shares held in the account).

22.      How will shares be voted at shareholders' meetings?


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         Shares held in a dividend reinvestment account may be voted in person or by the same proxy sent for the shares registered in the participant's own name. If no shares are registered in a participant's name, a proxy will be sent for any whole shares held under the Plan. Shares held pursuant to the Plan for which no proxy is received will not be voted.

23. Are there limitations on the liabilities of the Corporation and the Agent under the Plan?

         Neither the Corporation nor the Agent will be liable in administering the Plan for any act done in good faith nor for any good faith omission to act, including, without limitation, any claim of liability arising from failure to terminate a participant's account upon such a participant's death or with respect to the prices, or times at which, or sources from which, shares are purchased for participants.

24.      May the Plan be changed or terminated?

         The Corporation may suspend, modify or terminate the Plan at any time. Notice of such suspension, modification or termination will be sent to all participants. No such event will affect any shares then credited to a participant's account.

25.      Who bears the risk of market price fluctuations in the Common Stock?

         A participant's investment in shares acquired under the Plan is no different from an investment in any equity security purchased and held directly. The participant bears the risk of loss and realizes the benefits of any gain from market price changes with respect to all such shares held by him or her in the Plan or otherwise. However, because purchase prices for shares purchased under the Plan are established on an Investment Date, a participant loses any advantage otherwise available from being able to select the timing of share purchases. A participant should also note that the timing of distributions and processing of distributions and requests for issuance of certificates for Plan shares may affect the availability of the shares to the participant for resale.


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